DATED 7th November 2008

KOON NGAI COMPANY LIMITED

and

AUTO ITALIA LIMITED

LEASE

of

Units C and G on Ground Floor and Units A1, A2a, A2b, B and C on the First Floor and 4 Car Parking Spaces on the First Floor and the Yellow Highlighted Area on the First Floor and Signage right of Koon Wah Mirror Group Building, 2 Yuen Shun Circuit, Yuen Chau Kok, Shatin, New Territories.

BAKER & McKENZIE
14th Floor, Hutchison House
Hong Kong

CON:68043
DFC:ey

THIS LEASE made this 7th day of November 2008

Parties

BETWEEN KOON NGAI COMPANY LIMITED whose registered office is situate at 4th Floor, Koon Wah Mirror Group Building, 2 Yuen Shun Circuit, Yuen Chau Kok, Shatin, New Territories, Hong Kong ("the Lessor") of the one part and the person firm or company detailed in Part I of the First Schedule hereto ("the Lessee") of the other part.

AGREED AS FOLLOWS :-

1. PREMISES, TERM AND RENT

Premises

1.1 The Lessor hereby demises unto the Lessee ALL THOSE the premises particularised in Part II of the First Schedule hereto ("the Premises") TOGETHER with a right for the Lessee its servants and licensees (in common with the Lessor and all other Lessees and occupiers of Koon Wah Mirror Group Building, No.2 Yuen Shun Circuit situated on Sha Tin Town Lot No.275 ("the Building") and their respective servants and licensees and all others having the like right) to pass and repass upon down over and along the ramps staircases landings passages entrances and means of access in the Building at all times by day and by night with or without vehicles for the purpose of access to and from the Premises from and to the entrance to the Building insofar as necessary for the proper use and enjoyment of the Premises AND TOGETHER with the right in common with other Lessees and occupiers of the Building for the Lessee its servants and licensees to use the passenger lifts for the purpose of carrying passengers to and from the Premises (during such hours as the same shall be working) AND TOGETHER with the exclusive right for the Lessee its servants and licensees to use the water closets lavatories and conveniences located within the Premises or allocated for use by the Lessee (if any).

Term

1.2 This Lease shall be for the term ("the Term") set forth in Part III of the First Schedule hereto.

Rent and Service Charges

1.3 Throughout the Term the rent and Service Charges as are set out in Part I & Part II of the Second Schedule shall be payable to the Lessor monthly in advance without deduction or set-off. The first payment of rent shall be made on the signing of this Lease and subsequent payments

shall be made in advance on the first day of each calendar month.

2. LESSEE'S OBLIGATIONS AND RESTRICTIONS

The Lessee covenants with the Lessor as follows:-

2.1 Rent and Other Charges

Rent — 2.1.1 To pay the rent as set out in Part I of the Second Schedule at the times and in manner aforesaid without deduction;

Service Charges — 2.1.2 To pay to the Lessor by way of further or additional payments for the provision by the Lessor of the maintenance and management of the Premises and the Building the sum specified in Part II of the Second Schedule hereto ("the Service Charges") such sum to be paid monthly in advance throughout the Term and on the days and in the manner as the payment of rent hereinbefore mentioned which shall be subject to increase at any time during the continuance of the Term upon the Lessor giving to the Lessee not less than one calendar month's notice in writing of such increase and upon the expiration of the said period of one month the Service Charges shall be increased by the amount specified in the Lessor's notice. There shall be no restriction on the number of occasions upon which the Lessor may call for an increase in the Service Charges;

Water — 2.1.3 To pay all charges for water as may be shown by the separate meter installed upon or in relation to the Premises or by accounts rendered to the Lessee in respect of such amount of water consumed in the Premises;

Electricity and gas — 2.1.4 To pay all charges for electricity and gas as may be shown by the separate meter installed upon or in relation to the Premises or by accounts rendered to the Lessee in respect of such amount of electricity and gas consumed in the Premises;

Taxes etc. — 2.1.5 To pay and discharge all taxes assessments duties charges impositions and outgoings whatsoever now or hereafter to be imposed or charged by the Government of Hong Kong or other lawful authority on the Premises or upon the owner or occupier in respect thereof (Property Tax alone excluded);

Government Rent — 2.1.6 To pay to the Lessor the rates ("the Rates") and

and Rates		Government Rent ("the Government Rent") as set out in Part III of the Second Schedule of the Premises and such sum to be paid quarterly in advance throughout the Term without deduction or set-off which shall be subject to increase at any time during the continuance of the Term upon the Lessor giving to the Lessee notice in writing of such increase and with immediate effect the Rates and Government Rent shall be increased by the amount specified in the Lessor's notice. The first payment of Rates and Government Rent shall be made upon the Lessor giving demand note to the Lessee and subsequent payments shall be made in advance on the first day of the months of January, April, July and October. There shall be no restriction on the number of occasions upon which the Lessor may call for an increase in the Rates and Government Rent;
Utility Deposits	2.1.6	To pay and discharge all deposits in respect of electricity, gas, water and telephone in relation to the Premises and to reimburse the Lessor for any sum paid by the Lessor in respect of the same on behalf of the Lessee;
Directory Board	2.1.7	To pay to the Lessor on demand the costs of affixing replacing or repairing the Lessee's name in lettering to the directory boards within the Building;
	2.2	<u>Restrictions on Assignment, Subletting</u>
Compliance with Ordinances and Regulations	2.2.1	To obey and comply with all Ordinances, regulations, by-laws, rules and requirements of any Governmental or other competent authority relating to the Premises the conduct and carrying on of the Lessee's business on or in the Premises or to any other act, deed, matter or thing done, permitted, suffered or omitted therein or thereon by the Lessee or any employee, agent or licensee of the Lessee and to notify the Lessor forthwith in writing of any notice received from any utility statutory or public authority concerning or in respect of the Premises or any services supplied thereto and in particular to observe at all times all statutory regulations governing fire prevention within the Premises and to observe perform and comply with all directions given by the Fire Services Department Food & Environmental Hygiene Department or other competent authority in connection with the Premises or any part thereof and the storage of goods therein and to indemnify the Lessor against all actions costs claims and demands in respect of any breach or non-observance of any of the foregoing terms;

Restrictions on assignment, sub-letting

2.2.2 Not to assign or transfer or sublet or share or part with possession of the Premises or any part(s) thereof to or with any person or persons or firm or body corporate whereby any organization company firm or person not a party to this Lease obtains the use or possession of the Premises or any part or parts thereof irrespective of whether any rental or other consideration is given for such use or possession and in the event of any such transfer subletting sharing assignment or parting with the possession of the Premises or any parts thereof (whether for monetary or other consideration or not) this Lease shall at the option of the Lessor forthwith determine and the Lessee shall forthwith surrender vacant possession of the Premises to the Lessor. The tenancy shall be personal to the Lessee named in this Lease and without in any way limiting the generality of the foregoing, the following acts and events shall, unless approved in writing by the Lessor, be deemed to be breaches of this clause:-

(a) In the case of a Lessee which is a partnership, taking in of one or more new partners whether on the death or retirement of an existing partner or otherwise.

(b) In the case of a Lessee who is an individual (including a sole surviving partner of a partnership Lessee) the death, insanity or other disability of that individual, to the intent that no right to use, possess, occupy or enjoy the Premises or any part thereof shall vest in the executors, administrators, personal representatives, next of kin, trustee or committee of any such individual.

(c) In the case of a Lessee which is a corporation, any take-over, reconstruction, amalgamation, merger, voluntary liquidation or change in the person or persons who owns or own a majority of its voting shares or who otherwise has or have effective control thereof.

(d) The giving by the Lessee of a power of attorney or similar authority whereby the donee of the power obtains the right to use, possess, occupy or enjoy the Premises or any part thereof or does in fact use, possess, occupy or enjoy the same.

(e) The change of the Lessee's business name without

the previous written consent of the Lessor.

	2.3	<u>User and Other Restrictions</u>
User	2.3.1	To use the Premises only for the purpose as set forth in Part IV of the First Schedule hereto and for no other purpose whatsoever;
Breach of Government Lease	2.3.2	Not to cause suffer or permit any contravention of the provisions of the Government Lease under which the Lessor holds the Premises and to indemnify the Lessor against any such breach;
Domestic use	2.3.3	Not to use the Premises or any part thereof as sleeping quarters or as domestic premises within the meaning of any ordinance for the time being in force or to allow any person to remain on the Premises overnight unless with the Lessor's prior permission in writing. Such permission shall only be given to enable the Lessee to post watchmen to look after the Premises provided that the names of the watchmen are first registered with the Lessor prior to its giving such permission;
Illegal or immoral use	2.3.4	Not to cause permit or suffer any part of the Premises to be used for gambling or for any illegal immoral or improper purposes;
Offensive trade	2.3.5	Not to cause permit or suffer any part of the Premises to be used for any trade or business which is now or may hereafter be declared to be an offensive trade under the Public Health and Urban Services Ordinance or any enactment amending the same or substituting therefor;
Storage of hazardous goods	2.3.6	Not to keep or store or cause to be kept or stored upon the Premises any hazardous or extra hazardous or dangerous goods falling within the meaning of the Dangerous Goods Ordinance and the Regulations thereunder or any statutory modification of re-enactment thereof (except such limited quantities as may from time to time be permitted by the Lessor in writing) AND to indemnify the Lessor against all actions costs demands and claims in respect of any breach or non-observance of this sub-clause;
Obstruction of common area	2.3.7	Not to put or place any refuse bin, box, carton, container, furniture, chattels or refuse or store any goods or any other things on the common loading and unloading space (if any) on the ground floor or in any of the common entrance-halls, staircases, landings, passages, corridors,

		fire escape ways, lifts and other common parts of and in the Building and not to fix any fixed gates or fences which may in any way block or obstruct any of the said fire escape ways AND the Lessor, its servants or agents may without any prior notice to the Lessee and without incurring any liability therefor remove any such obstruction and dispose of or remove the same as they may think fit and the Lessee shall on demand pay to the Lessor all costs and expenses incurred by the Lessor in connection with such disposal or removal AND the Lessee shall indemnify the Lessor for any loss or damage arising from the breach of this Clause;
Nuisance	2.3.8	Not to cause or permit or suffer any part of the Premises to be used in any way so as to cause nuisance annoyance inconvenience damage or danger to the Lessor or the Lessees or occupiers of adjacent or neighbouring premises;
Noise	2.3.9	Not to cause or produce or suffer or permit to be produced on or in the Premises any sound or noise (including sound produced by broadcasting from Television, Radio and any apparatus or instrument capable of producing or reproducing music and sound) or other acts or things in or on the Premises which is or are or may be a nuisance or annoyance to the Lessees or occupiers of adjacent or neighbouring premises;
Animals, pets & infestation	2.3.10	Not to keep or permit or suffer to be kept any animals or pets in the Premises and to take all steps and precautions to the satisfaction of the Lessor to prevent the Premises or any part thereof from becoming infested by termites rats mice roaches or any other pests or vermin and for the better observance hereof the Lessor may require the Lessee to employ at the Lessee's cost such pest extermination contractors as the Lessor may nominate and at such intervals as the Lessor may direct;
Cooking and prevention of odours	2.3.11	Not to prepare or permit or suffer to be prepared any food in the Premises or to cause or permit any offensive or unusual odours to be produced upon or emanate from the Premises;
Loading of lifts and use of passenger lifts	2.3.12	Not to load or permit or suffer to be loaded into any lift in the Building any goods, persons or things whatsoever whereby the permitted capacity of the said lift or lifts may be exceeded and not to use the passenger lift for the carriage of goods and to be wholly responsible for any damage caused by any breach of this sub-clause;

Floor loading	2.3.13	Not to store or place any goods machinery or other things on or in any part of the Premises which exceeds the maximum floor loading of the Premises;
Removal of refuse	2.3.14	To be responsible for the removal of refuse and garbage from the Premises to such location as shall be specified by the Lessor from time to time and to use only that type of refuse containers as is specified by the Lessor from time to time and to ensure that they are properly sealed at all times. In the event of the Lessor providing a collection service for refuse and garbage the same shall be used by the Lessee to the exclusion of any other similar service and the use of such service provided by the Lessor shall be at the sole cost of the Lessee;
	2.4	<u>Additions and Alterations to Premises</u>
Installation & alterations	2.4.1	Without prejudice to any of the following sub-clauses, before carrying out any internal decorations partitioning alterations and fittings (including but not limited to electrical wiring installations) to submit details and plans thereof to the Lessor for its prior approval and to re-submit for the Lessor's further prior approval such amendments to the said details and plans as may be desired by the Lessee or required by the relevant government authorities and any costs incurred by the Lessor in connection with such approval including architect's fees shall be for account of the Lessee. The Lessee shall only carry out such internal decorations partitioning alterations and fittings and any amendments thereto in accordance with such approved details and plans and such other directions and conditions as may be given and imposed by the Lessor relating thereto in accordance with such ordinances and other government rules and regulations as shall from time to time be in force during the Term. Such approval from the Lessor shall not relieve the Lessee from the responsibility of obtaining all necessary permits licences and approval pertaining to the proposed decoration partitioning alteration or fitting works and the Lessee shall submit all applications required and shall comply with all government ordinances rules and regulations and by-laws of any public utility company or authority having jurisdiction over the said works. The Lessee shall not commence any such internal decorations partitioning alterations and fitting works unless and until all necessary approvals licences or permits relating thereto have been obtained from the relevant government

departments or authorities and if the Lessee shall for any reason put in hand any such works as aforesaid prior to obtaining the necessary approvals licences or permits from the relevant government authorities the Lessee shall be solely responsible for the consequences of such unauthorised works including but not limited to the costs of demolition, addition and alteration required to comply with government requirements and shall indemnify and keep the Lessor fully indemnified against all losses claims costs actions and proceedings arising from the Lessee's breach of the provisions of this sub-clause. The Lessee shall at its own costs and expenses make good any default in complying with this sub-clause notwithstanding that its fitting out partitioning and decoration proposals may have been submitted by the Lessor or the Lessor's agent to the relevant government authorities on behalf of the Lessee and the Lessee shall solely bear the consequences of any rejections or any amendments required by the relevant government authorities of the Lessee's proposals and of any delay or losses resulting from such rejections or amendments. To secure the performance of the Lessee's obligations hereunder, the Lessee shall on the signing hereof deposit with the Lessor a fitting out deposit in such sum as may be determined by the Lessor from time to time. The Lessor shall be entitled to deduct from such fitting out deposit all losses claims costs actions and proceedings suffered or incurred by the Lessor as a result of the Lessee's breach of this clause. Such fitting out deposit shall be held by the Lessor and refunded to the Lessee in accordance with Clause 7 hereof;

Exterior fittings

2.4.2 Not to install any supports or erect any iron brackets or install any wires, aerials, fittings, plant, equipment, signs, advertisements or blinds on or protruding from the windows or any part of the exterior walls or windows of the Building for any purpose including the installation of air-conditioners;

Injury to main walls

2.4.3 Not without the previous written consent of the Lessor to cut maim or injure or permit or suffer to be cut maimed or injured any doors window walls beams structural members or other part of the fabric of the Premises;

Fixtures interior

2.4.4 Not to affix anything to the columns, floors, ceilings or interior walls or windows of the Building that could maim or interfere with the same or that might in any way affect the structural stability of the Building or any part thereof without the prior written consent of the

		Lessor;
Shelters	2.4.5	Not to erect any shelters or coverings on any part of the flat-roofs or roof of the Building;
Smoke-lobbies and fire escape	2.4.6	Not to alter the position of any smoke lobby or fire-escape doors or to make any additions to or in any way amend such doors without the prior written consent of the Lessor;
Locks	2.4.7	Not without the written consent of the Lessor (such consent not to be unreasonably withheld) to install additional locks bolts security fitments or systems or other fittings to the entrance doors of the Premises or to the Premises or in any way to change or alter those already installed;
	2.5	<u>Repair Obligations</u>
Repair of interior fixtures and fittings	2.5.1	To keep all the interior of the Premises including the flooring partitions and interior plaster or other finishing materials or rendering to walls floors and ceilings and the Lessee's and the Lessor's fixtures and fittings therein including all doors, windows and fire fighting apparatus, locks, security fittings and any additions made by the Lessee to the Premises in a good clean tenantable substantial and proper repair and condition and as may be appropriate from time to time painted and decorated (fair wear and tear and damage or destruction due to any of the causes mentioned in Clause 5 hereof excepted) and so to maintain the same at the expense of the Lessee and to pay or reimburse to the Lessor the cost of replacing all broken and damaged windows whether the same be broken or damaged by the negligence of the Lessee or owing to circumstances beyond the control of the Lessee;
Repair of electrical installations	2.5.2	To repair or replace if so required by the appropriate Company or authority under the terms of the Electricity Supply Ordinance or any statutory modification or re-enactment thereof or any Orders in Council or Regulations made thereunder by duly authorised contractor statutory undertaker or authority (as the case may be) all the electrical wiring installations and fittings including the wall ventilation fans within the Premises and the wiring from the Lessee's meter or meters to and within the same;

Repair of toilets and water apparatus and cleansing drains	2.5.3	To maintain all such toilets and water apparatus (located within the Premises or elsewhere if used exclusively by the Lessee its employees invitees and licensees) in good clean and tenantable state and in proper repair and condition at all times during the Term to the satisfaction of the Lessor and in accordance with the Regulations of the Public Health or other Governmental Authority concerned (fair wear and tear excepted) and to pay on demand to the Lessor the cost incurred by the Lessor in cleansing and clearing any of the drains choked or stopped up owing to negligence or careless use by the Lessee or its employees invitees or licensees;
Protection from typhoon	2.5.4	To take all reasonable precautions to protect the interior of the Premises from storm or typhoon damage;
Lessor's right to enter and view	2.5.5	To permit the duly authorised agents or servants of the Lessor and any other persons duly authorised by the Lessor at any time to enter the Premises (and by force if necessary) for the purposes of security, and/or fire fighting and inspecting or carrying out routine and essential or emergency repairs or alterations or additions to or maintenance or renewal of the Building and the Lessor's services and fixtures and fittings within the Building and any other services or fixtures and fittings which may be supplied or provided to or installed in the Building by third parties including, without limitation to the generality of the foregoing, telephone and other communication services and fixtures and fittings installed in connection therewith, and of making good on behalf of the Lessee any defects or effecting any repairs which the Lessee has failed to do under the terms of this Lease;
Obligation to execute repairs on receipt of notice	2.5.6	To proceed to make good all defects and wants of repair therein found for which the Lessee may be liable within the space of one calendar month from the receipt of written notice from the Lessor to amend and make good the same and if the Lessee shall fail to proceed to execute such works or repairs as aforementioned to permit the Lessor to enter upon the Premises and execute the same and the cost thereof shall be a debt due from the Lessee to the Lessor and recoverable forthwith by action;
To inform Lessor of damage	2.5.7	To give notice to the Lessor or its agent of any damage that may be suffered to the Premises and of any accident to or defects in the water and gas pipes electrical wiring or fittings, fittings fixtures or other facilities provided by the Lessor as shall be known or reasonably ought to be

known to the Lessee;

2.6 Insurance Liabilities and Indemnities

Indemnity against Loss/Damage from Interior

2.6.1 To be wholly responsible for any damage or injury caused to any other person whomsoever directly or indirectly through the defective or damaged condition of any part of interior of the Premises or of any of the fixtures and fittings therein or in any way owing to the spread of fire or smoke or the overflow of water from the Premises or any part thereof or through the act default or neglect of the Lessee its servants agents licensees or contractors and to make good the same by payment or otherwise and to indemnify the Lessor against all costs claims demands actions and legal proceedings whatsoever made upon the Lessor by any person in respect of any such loss damage or injury and all costs and expenses incidental thereto and to keep the Premises insured against third party liabilities and in particular the matters aforesaid with a reputable insurance office PROVIDED ALWAYS that if the Lessee shall at any time fail to keep the Premises insured as aforesaid the Lessor may do all things necessary to effect and maintain such insurance and any monies expended by it for that purpose shall be repayable by the Lessee on demand and be recoverable forthwith by action;

Breach of insurance policy

2.6.2 Not to cause or suffer or permit to be done any act or thing whereby the policy or policies of insurance on the Building or anything within the Building against damage by fire or liability to third parties for the time being subsisting may become void or voidable or whereby the rate of premium or premia thereon may be increased, and to repay to the Lessor on demand all sums paid by the Lessor by way of increased premium or premia thereon and all expenses incurred by the Lessor in and about any renewal of such policy or policies arising from or rendered necessary by a breach of this Sub-clause;

Indemnity against overflow of water

2.6.3 To be wholly responsible for any loss or damage caused to any person or property caused by or through or in any way owing to the escape or overflow of water from the Premises and to make good the same by payment or otherwise and to indemnify the Lessor against all costs claims demands actions and legal proceedings whatsoever made upon the Lessor by any person in respect of such loss damage or injury and costs and expenses incidental thereto;

Liable for employee's negligence | 2.6.4 To be liable for any act default or negligence of the Lessee's contractors, employees, invitees, visitors or licensees in respect of the use of the Premises and the common areas and facilities of the Building and to indemnify the Lessor against all costs claims demands expenses or liability to any third party in connection therewith;

2.7 Yielding Up

Yield up premises and handover | To yield up the Premises with all fixtures and fittings and additions therein and thereto (save and except trade fixtures and fittings) at the expiration or sooner determination of this Lease in good clean and tenantable repair and condition (fair wear and tear and damage or destruction due to any of the causes mentioned in Clause 5 hereof excepted) Provided That where the Lessee has altered erected or installed any fixtures fittings partitioning or additions in or to the Premises with or without the Lessor's written consent the Lessor may at its absolute discretion require the Lessee to reinstate remove or do away with such alterations fixtures fittings partitioning or additions or any part or portion thereof and make good and repair in a proper and workmanlike manner any damage to the Premises and the Lessor's fixtures and fittings therein as a result thereof before delivering up the Premises to the Lessor Provided further that in the event that the Lessee has prior to the date of this Lease whether pursuant to the terms of any earlier Agreement or Lease or otherwise, made alterations or additions to the Premises or if the Premises shall not for any reason be handed over to the Lessee as a "shell" at the commencement of the term hereby created the Lessor reserves the right to require the Lessee at the sole expense of the Lessee to remove any or all of such alterations or additions so made prior to the date of this Lease or to reinstate the Premises as a "shell" as the case may be and to make good any damage to the Premises caused thereby.

3. LESSOR'S OBLIGATIONS

The Lessor covenants with the Lessee as follows:-

Property Tax | 3.1 To pay the Property Tax attributable to or in respect of the Premises;

Exterior and structure | 3.2 To maintain the exterior and structure of the Premises in good and substantial repair and condition throughout the

Term at the expense of the Lessor Provided That the Lessor shall not be liable for breach of this Clause (so far as it relates to the Premises) unless and until written notice of any defect or want of repair has been given to the Lessor by the Lessee and the Lessor has failed to take reasonable steps to repair or remedy the same within a reasonable time;

Quiet enjoyment

3.3 To permit the Lessee (duly paying the rent and Government Rent and Rates and Service Charges hereby agreed to be paid on the days and in manner herein provided for payment of the same and observing and performing the agreements stipulations terms conditions and obligations herein contained) to have quiet possession and enjoyment (subject to the provisions hereof) of the Premises during the Term without any interruption by the Lessor or any person lawfully claiming under or through or in trust for the Lessor.

4. <u>EXCLUSIONS EXCEPTIONS AND RESERVATIONS</u>

IT IS HEREBY FURTHER EXPRESSLY AGREED that the Lessor shall not in any circumstances be liable to the Lessee or any other person whatsoever:-

Insurance

4.1 In respect of any loss or damage sustained by the Lessee as a result of the letting or leasing of any part of the Building to any person or company for any purpose whatsoever permitted by the Government Lease and in particular, but without limiting the generality of the foregoing, in respect of any increase in premium under all or any insurance policies taken out by the Lessee relating to the Premises or any part thereof or the contents therein and/or all premium required to be paid by virtue of any insurance policies taken out by the Lessee relating to the Premises or any part thereof or the contents therein being avoided as a result of the matters aforesaid or in respect of any loss damage or injury sustained by the Lessee, its servants agents licensees and contractors as a result of any accident in the Building;

Lifts utilities, etc.

4.2 In respect of any loss or damage to person or property sustained by the Lessee or any such person caused by or through or in any way owing to any defect in or breakdown of the lifts, electric power and water supplies, or any other building service provided in the Building;

Fire and overflow of water

4.3 In respect of any loss or damage to person or property sustained by the Lessee or any other person caused by or through or in any way owing to the escape of fumes smoke fire or any other substance or thing or the overflow of water from anywhere within the Building.

5. SUSPENSION OF RENT AND OTHER CHARGES

Suspension of rent and other charges

If the Premises or any part thereof shall at any time during the Term be destroyed or damaged or become inaccessible owing to fire water storm wind typhoon defective construction white ants earthquake subsidence of the ground or any calamity beyond the control of the Lessor and not due to the default of the Lessee so as to render the Premises or any part thereof unfit for use or inaccessible and the policy or policies of insurance effected by the Lessor shall not have been vitiated or payment of the policy monies refused in whole or in part in consequence of any act or default of the Lessee or if at any time during the continuance of the Term the Premises or any part thereof shall be condemned as a dangerous structure or a demolition order or closure order shall become operative in respect of the Premises or any part thereof then the rent and other charges hereby reserved or a fair proportion thereof (such proportion to be determined by the Lessor whose decision shall be final and binding) according to the nature and extent of the damage sustained or order made shall from the occurrence of such event be suspended until the Premises or the part thereof affected shall again be rendered accessible and fit for habitation and use Provided Always that the Lessor shall be under no obligation to reinstate and repair the Premises if in its opinion it is not economical or practicable to do so And Provided that if the Premises or the part thereof affected shall not have been reinstated or rendered accessible or such closure order be uplifted in the meantime either the Lessor or the Lessee may at any time after three months from the occurrence of such damage or destruction or order or inaccessibility give to the other of them notice in writing to determine this Lease and thereupon the same and everything herein contained shall cease and be void as from the date of the occurrence of such destruction or damage or order or inaccessibility of the Premises or any part thereof but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of the covenants stipulations terms and conditions herein contained or of the Lessor in respect of the rent and other charges payable hereunder prior to the coming into effect of the determination of the Agreement.

6. DEFAULT IN PAYMENTS

It is hereby expressly agreed and declared as follows:-

Default	6.1	If the rent and/or the monthly Service Charges and any other charges payable hereunder or any part thereof shall be in arrears for fifteen (15) days after the same shall have become payable (whether formally demanded or not) or if there shall be any breach or non-performance of any of the stipulations conditions or agreements herein contained and on the part of the Lessee to be observed or performed or if the Lessee shall become bankrupt or being a corporation go into liquidation (save for the purposes of amalgamation or reconstruction) or if the Lessee shall suffer execution to be levied upon the Premises on the Lessee's goods then and in any such case it shall be lawful for the Lessor at any time thereafter to re-enter on and upon the Premises or any part thereof in the name of the whole and thereupon this Lease shall absolutely determine but without prejudice to any right of action by the Lessor in respect of any outstanding breach non-observance or non-performance by the Lessee of any of the terms of this Lease. All costs and expenses incurred by the Lessor in demanding payment of the rent and other charges aforesaid (if the Lessor elects to demand) arising out of this Clause shall be paid by the Lessee and shall be recoverable from the Lessee as a debt or be deductible by the Lessor from any deposit held by the Lessor hereunder.
Overdue interest	6.2	Without prejudice to any other right or action by the Lessor provided in this Lease, if the rent and/or Government Rent and/or Rates and/or the Service Charges (if any) and/or any other charges payable hereunder or any part thereof shall be in arrears, it is hereby expressly agreed and declared that the Lessor shall be entitled to (i) charge the Lessee overdue interest on the amount in arrears at the rate of 2% per month for each month or part thereof that the amount remains in arrears and (ii) recover from the Lessee all costs and expenses incurred by the Lessor in the course of recovering the rent and/or other charges in arrears and (iii) disconnect or discontinue the supply of all services (including water, electricity, management services and air-conditioning services) to the Premises and/or to the Lessee upon giving 7 days' prior written notice to the Lessee.
Acceptance of rent	6.3	The acceptance of any rent and other charges by the Lessor hereunder shall not be deemed to operate as a waiver by the Lessor of any rights to proceed against the Lessee in respect of any breach non-observance or

non-performance by the Lessee of any of the covenants stipulations terms and conditions herein contained and on the part of the Lessee to be observed and performed.

Acts of employees invitees and licensees	6.4	For the purpose of these presents any act default neglect or omission of any guest visitor servant contractor employee agent invitee or licensee of the Lessee shall be deemed to be the act default neglect or omission of the Lessee.
Distraint	6.5	For the purposes of Part III of the Lessor and Lessee (Consolidation) Ordinance (Chapter 7) and of these presents, the rent payable in respect of the Premises shall be and be deemed to be in arrears if not paid in advance at the time and in the manner hereinbefore provided for Payment thereof.
	7.	<u>DEPOSIT</u>
Deposit	7.1	The Lessee shall deposit and at all times during the said term maintain with the Lessor a total sum of HK$3,117,370.00, comprised as follows :-

(i) HK$1,338,970.00 (to be paid on or before the commencement date of this Lease) consisting of water deposit for HK$3,000.00, electricity deposit for HK$100,000.00 and a sum equivalent to 3 months' rental and Service Charges and 3 months' Government Rent and Rates in respect of Units C and G (as defined hereinafter); and

(ii) HK$1,778,400.00 (to be paid on or before the commencement date of each of the said units in accordance with the amounts prescribed in Appendix III) consisting of the total sum equivalent to 3 months' rental and Service Charges and 3 months' Government Rent and Rates in respect of UnitA1, Unit A2a, Unit A2b, Unit B and Unit C (all as defined hereinafter),

to secure the due observance and performance by the Lessee of the agreements stipulations terms and conditions herein contained and on the part of the Lessee to be observed and performed which said deposit shall be held by the Lessor throughout this Lease free of any interest to the Lessee with the right for the Lessor (without prejudice to any other right or remedy hereunder) to deduct therefrom the amount of

any rent Service Charges Government Rent Rates and other charges payable hereunder and any costs expenses loss or damage sustained by the Lessor as the result of any non-observance or non-performance by the Lessee of any of the said agreements, stipulations terms or conditions. In the event of the monthly rent and Service Charges being increased during the Term and the renewal period (if any) the deposit shall forthwith be increased in like proportion to the increase in the monthly rent and Service Charges and the provisions of this Clause shall apply to the deposit as so increased. In the event of any deduction being made by the Lessor from the said deposit in accordance herewith the Lessee shall forthwith on demand by the Lessor make a further deposit equal to the amount so deducted and failure by the Lessee so to do shall entitle the Lessor forthwith to re-enter upon the Premises and to determine this Lease.

Repayment of deposit	7.2	Subject as aforesaid the said deposit shall be refunded to the Lessee by the Lessor without interest within 14 days after the expiration or sooner determination of this Lease and delivery of vacant possession of the Premises to the Lessor in accordance with Clause 2.7 hereof and after settlement of the last outstanding claim by the Lessor against the Lessee for any arrears of rent Service Charges Government Rent Rates and other charges and for any breach non-observance or non-performance of any of the agreements stipulations obligations or conditions herein contained and on the part of the Lessee to be observed or performed whichever shall be the later.
	8.	<u>LESSOR'S REGULATIONS</u>
Introduction of regulations	8.1	The Lessor reserves the right from time to time and by notice in writing to the Lessee to make introduce and subsequently amend adopt or abolish if necessary such Regulations as it may consider necessary for the proper operation and maintenance of the Building.
Conflict	8.2	Such Regulations shall be supplementary to the terms and conditions contained in this Lease and shall not in any way derogate from such terms and conditions. In the event of conflict between such Regulations and the terms and conditions of this Lease the terms and conditions of this Lease shall prevail.

	9.	INTERPRETATION AND MISCELLANEOUS
Marginal notes	9.1	The Marginal Notes are intended for guidance only and do not form a part of this Lease nor shall any of the provisions of this Lease be construed or interpreted by reference thereto or in any way affected or limited thereby.
Lessor and Lessee legislation	9.2	The Lessee hereby expressly agrees to deprive itself of any and all rights to protection against eviction provided by any existing legislation or by any future enactment in substitution or amendment thereof or addition thereto to the intent that the Lessee shall deliver up vacant possession of the Premises to the Lessor at the expiration or sooner determination of the tenancy hereby created.
Condonation not a waiver	9.3	No condoning, excusing or overlooking by the Lessor of any default, breach or non-observance or non-performance by the Lessee at any time or times of any of the agreements stipulations terms and conditions herein contained shall operate as a waiver of the Lessor's rights hereunder in respect of any continuing or subsequent default, breach or non-observance or non-performance or so as to defeat or affect in any way the rights and remedies of the Lessor hereunder in respect of any such continuing or subsequent default or breach and no waiver by the Lessor shall be inferred from or implied by anything done or omitted by the Lessor, unless expressed in writing and signed by the Lessor. Any consent only for the particular matter to which it relates and in no way shall be considered as a waiver or release of any of the provisions hereof nor shall it be construed as dispensing with the necessity of obtaining the specific written consent of the Lessor in the future, unless expressly so provided.
Letting notices and entry	9.4	During the Term the Lessor shall be at liberty to affix and maintain without interference upon any external part of the Premises a notice stating that the Premises are to be let or sold and such other information in connection therewith as the Lessor shall reasonably require and the Lessee shall permit persons authorised by the Lessor to enter and view the Premises at reasonable times by prior appointment with the Lessee.
Service of notice	9.5	Any notice required to be served on the Lessee shall be sufficiently served if delivered to or despatched by registered post or left at the Premises or at the last known address of the Lessee. A notice sent by registered post shall be deemed to be given at the time and date of posting.

Name of Building	9.6	The Lessor reserves the right to re-name the Building with any such name or style as it in its sole discretion may determine and at any time and from time to time to change, alter, substitute or abandon any such name and the Lessor shall not be liable in damages to the Lessee or be made a party to any other proceedings or for costs or expenses of whatsoever nature incurred by the Lessee as a result of such change.
Gender	9.7	In this Lease if the context permits or requires words importing the singular number shall include the plural number and vice versa and words importing the masculine feminine or neuter gender shall include the other of them.
Stamp duty and legal costs	9.8	Each party shall pay its own solicitors' legal costs and disbursements of and incidental to this Lease. The Stamp Duty payable on this Lease and its counterpart shall be borne by the Lessor and the Lessee in equal shares. The Land Registry registration fees (if any) of this Lease shall be borne by the Lessee solely.
Definition of Lessee	9.9	Where more than one person is included under the designation of the Lessee, all such persons shall be jointly and severally liable for the performance and observance of the terms, agreements and obligations herein contained and on the Lessee's part to be performed and observed whether such persons hold as Tenants in Common, Joint Tenants or otherwise.
Lessor's right to carry out renovation	9.10	The Lessee acknowledges that the Lessor will carry out renovation works to the Building and for this purpose the Lessor reserves the right for its servants agents contractors and their respective employees to enter upon the Premises and any part of the Building with all necessary equipment plant and materials for the purpose of carrying out such renovation works and under no circumstances whatsoever shall the Lessee be entitled to claim any damages or compensation from the Lessor for any inconvenience noise or disturbance caused by such renovation works.
Exclusion of warranties	9.11	The Lessor does not represent or warrant that the Premises are suitable for the use or purposes specified in Part IV of the First Schedule hereto and the Lessee shall satisfy itself or shall be deemed to have satisfied itself that the Premises are suitable for the purposes for which they are to be used and

the Lessee hereby agrees that it will at its own expense apply for any requisite licence or permit from the Government or Public Authorities in respect of the carrying on of the Lessee's business therein and shall comply with all Ordinances, Regulations, Orders, Notices or Rules made by the Government or Public Authorities in connection with the conduct of such business by the Lessee in the Premises and the Lessee shall indemnify the Lessor in respect of any breach by the Lessee of this Clause.

Sale and Redevelopment

9.12 If the Lessor resolves to sell, redemolish, re-build or refurbish the Premises or a substantial part thereof (which intention shall be sufficiently evidenced by a copy of the Resolution of its Board of Directors certified by its Secretary to be a true and correct copy) then in such event the Lessor shall be entitled to give not less than 6 clear calendar months' notice in writing to expire at any time to terminate this Lease, and immediately upon the expiration of such notice this Lease shall terminate but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of any of the covenants restrictions stipulations or conditions herein contained Provided That the Lessor shall not serve the said notice to the Lessee on or before 28th February 2015. Redevelopment and/or refurbishing for the purposes of this Clause shall mean the demolition of the whole Premises or a substantial part or parts (but not necessarily a major part) thereof whether or not including any main walls exterior walls or roof of the Premises and whether or not any part thereof is to be re-built or reconstructed in the same or any other manner.

9.13 <u>GST</u>

GST

9.13.1 This Clause is applicable as and when GST (as defined below) is introduced.

9.13.2 "GST" means goods and services tax, value added tax or any other like tax.

"GST Amount" means an amount calculated under clause 9.13.3 and any amounts representing GST included in sums or rates expressed in this Lease as being inclusive of GST. To the extent that GST is

not calculated on the amount of the consideration provided for in this Lease, the GST Amount will be that amount which is sufficient to ensure that the economic benefit to the Lessor under this Lease remains the same whether GST applies or not.

"GST Date" means the date upon which any legislation under which GST in Hong Kong is imposed commences.

References to a party in this clause include a reference to the representative member of any GST group to which the party may belong to the extent that the representative member has assumed rights, entitlements, benefits, obligations and liabilities which would remain with the party if the party were not a member of the GST group.

9.13.3 If GST is payable as a consequence of any supply made or deemed to be made or other matter or thing done under or in connection with this Lease by the Lessor, the Lessee must pay to the Lessor, as consideration in addition to the consideration provided for elsewhere in this Lease:

(i) an amount calculated by multiplying the amount of the consideration provided for elsewhere in this Lease by the prevailing rate of GST;

(ii) where a price or rate quoted is expressed to be inclusive of GST, if the rate of GST increases above that applicable as at the GST Date, an amount of additional consideration sufficient to ensure that, whatever the rate of GST, the economic benefit to the Lessor in making the supply under this Lease remains the same;

(iii) to the extent that GST is not calculated on the amount of the consideration provided for elsewhere in this Lease, an amount that is sufficient to ensure that the economic benefit to the Lessor of this Lease remains the same whether GST applies or not.

9.13.4 The Lessee must pay any GST Amount at the same time and in the same manner as making payment of any monetary consideration on which the GST Amount is calculated or at the time the liability for

GST arises, whichever is the earlier. If the GST Amount is not calculated on monetary consideration paid, the Lessee must pay the GST Amount upon receipt of a written demand by or on behalf of the Lessor.

9.13.5 If at any time an adjustment is made or required to be made between the Lessor or any other payer of GST and the relevant taxing authority on account of any amount paid as GST as a consequence of any supply made or deemed to be made or other matter or thing done under or in connection with this Lease by the Lessor, a corresponding adjustment must be made as between the Lessor and the Lessee and any payment necessary to give effect to the adjustment must be made.

9.13.6 The Lessee must pay any amount it is required to pay under this clause in full and without deduction, notwithstanding any entitlement that it may have to a credit or offset however arising.

9.13.7 If any supply is made or deemed to be made to the Lessor by a third party, to the extent that the supply relates to the making of a supply or deemed supply by the Lessor under or in connection with this Lease, the Lessor may obtain from the Lessee reimbursement of any part of the consideration for the supply made to it that is attributable to GST. The Lessee must pay to the Lessor an amount required to be paid under this clause upon receipt of a written demand from the Lessor.

9.13.8 Despite any other provision of this Lease, if either party is required to reimburse to the other or indemnify the other for any cost, expense or other amount (or part) that the other party has incurred or will incur in connection with this Lease, the amount to be reimbursed must be reduced by any part of that amount which is recoverable by the other party (or representative member if this is not the other party) by way of an input tax credit, partial input tax credit or other like set off.

9.13.9 The amount recoverable on account of GST under this clause by the Lessor will include any fines, penalties, interest and other charges incurred as a consequence of late payment or other default by the Lessee under this Lease.

9.13.10 Otherwise than as provided by this clause, any sum payable or amount included in the calculation of a sum payable under this Lease is GST exclusive.

10. SPECIAL CONDITIONS

NOTWITHSTANDING any other provisions herein contained, the Special Conditions set out in Clause 10 shall prevail and be binding on the Lessee should there be any inconsistency as to the terms of the Lease.

Lessor's Works

10.1 The Lessor covenants with the Lessee to undertake and complete the following Lessor's works prior to the commencement of the Lease as follows :-

(i) To remove all steel cockloft, steel hosts and steel flooring of Units C and G (as defined hereinafter).

(ii) To erect a partition wall to separate Unit C on Ground Floor of the Building and the workshop area, which for identification purposes has been marked and coloured 'green' on the Ground Floor Plan annexed at Annexure I.

(iii) If the Lessor does not complete the works in clauses 10.1(i) and 10.1(ii) on or before 1st September 2008, the Lessee expressly agrees and consents that the Lessor, its workmen, employees, contractors and agent shall be given full access to Units C and G (as defined hereinafter) for carrying out and completing the said works without any interruption or restriction by the Lessee notwithstanding that the term for Units C and G (as defined hereinafter) has commenced. For the avoidance of doubt, the Lessee shall not be entitled to claim against the Lessor for any losses damages compensation or reduction of rent or to early terminate this Lease as a result of any work carried out by the Lessor, its workmen, employees, contractors and agent.

Redecorate and Signage

10.2 Notwithstanding anything herein contained to the contrary, the Lessee shall have :-

(i) The right to re-decorate the external wall of the Premises subject to the Lessor's prior written approval. However, the Lessor shall have absolute discretion in granting or refusing such approval and any such approval to be granted shall be subject to such conditions as the Lessor may think fit. The Lessee shall indemnify and keep the Lessor indemnified against all losses, damages or suffered or injury or sustained by the Lessor as a result of incidental to or otherwise arising out of whether directly or indirectly from the re-decoration of the said external wall;

(ii) The right to affix its own signage logo on the external wall of the Premises ("the Signage") subject to the Lessor's prior written approval (not to be unreasonably withheld). Any approval to be granted may be subject to such conditions as the Lessor may think fit. The Lessor shall have the right to remove at the cost and expense of the Lessee any unauthorised writing sign signboard notice advertisement placard neon light or device affixed or put up or displayed without the proper approval of the Lessor.

10.2.1 Any outer wall paintings are strictly prohibited and approvals or consents sought by the Lessee will be subject to the Lessor's absolute discretion.

10.2.2 The Lessee shall insure with a reputable insurer against all public and third party liability risks in respect of the Signage and the external wall of the Building and all public and third party liability risks arising from or in connection with the installation, maintenance and operation of the Signage to the satisfaction of the Lessor. The Lessee shall produce to the Lessor a copy of such policy of insurance upon demand.

10.2.3 The Lessee acknowledges that if it erects any Signage as provided for in Clause 10.2(ii), it will form part of the Premises and will be subject to rent review for the term commencing 1st September 2015. However, up until such time, the Lessor agrees that no rent will be payable by the Lessee on the Signage.

Right of First Refusal

10.3 If the Lessee shall have duly performed observed and complied with all the terms and conditions in this Lease on the part of the Lessee to be performed observed and complied with, the Lessor agrees that the Lessee shall, subject to the priority rights of the existing tenant, Cheong Wah Metal Company, to renew its tenancy, shall have a right of first refusal to rent the portion on the Ground Floor of the Building which is currently occupied by the said tenant ("the Additional Space") during the Term of this Lease subject to the following terms and conditions :-

(i) If the Additional Space shall become available to be let, the Lessor or its authorised agent shall serve on the Lessee a notice stating the date when the Additional Space will be vacant and available and such notice shall set out the particulars of the proposed rent and other charges and the term (noting that the term shall end no later than 31st August 2018) it proposes to offer to the Lessee (herein referred to as "the Lessor's Offer");

(ii) The Lessee shall within five (5) days from the date of the Lessor's Offer serve on the Lessor in writing a notice stating its acceptance of the terms set out in the Lessor's Offer (which Lessee's written notice will be referred to as "the Lessee's Acceptance") if it wishes to take up a tenancy of the Additional Space. If the Lessee shall fail to serve the Lessee's Acceptance in accordance with this provision, the Lessee's right to rent the Additional Space shall lapse without further notice and become null and void thereafter and the Lessor or its authorized agent shall be at liberty to let the Additional Space to any party(ies) on such terms and conditions as it may think fit;

(iii) If the Lessee shall have accepted the Lessor's Offer, the Lessor and the Lessee shall within 14 days from the Lessee's acceptance enter into a supplemental agreement or a new tenancy agreement in respect of the Additional Space and on the terms and

conditions as prescribed by the Lessor and shall pay to the Lessor the deposit reserved by the Lessor in the Lessor's Offer when the Lessee's Acceptance is presented to the Lessor.

10.3.1 The Lessor agrees not to lease the other portions on the Ground Floor of the Building to those competitors of the Lessee as stated in Appendix II annexed hereto for so long as the Lessee is a tenant of the Building.

Vacant Possession of First Floor Units

10.4 The Lessee hereby acknowledges that Units A1, A2a, A2b, B and C on the First Floor of the Building are currently occupied by different tenants and that the Lessor would try its best to obtain vacant possession of such units prior to the Lease commencement date but under no circumstances shall the Lessor be required to take legal or court action to procure vacant possession of any of the said units and the Lessee shall not claim losses damages compensation or abatement of rent from the Lessor if the Lessor fails to get vacant possession of any of the said units.

10.4.1 When any of the said units become vacant, the Lessor shall give a written notice to the Lessee advising which unit has become vacant and the lease for the said unit shall come into being on the date specified by the Lessor in the notice which shall in any event be a date no earlier than the 7th day counting from the date of the notice.

10.4.2 For the avoidance of doubt, the lease of each of the said units will commence on the date specified in the Lessor's notice whether or not handover of the relevant unit has taken place.

Car Parking Spaces

10.5 The Lessor agrees to lease to the Lessee a total of four (4) car parking spaces during the term of the Lease in the following manner:

(i) the use of two (2) car parking spaces located on the First Floor of the Building currently serving as the entrance space to Unit A1 when the Lease for Unit A1 commences; and

(ii) the use of an additional two (2) car parking

spaces and the 'Yellow' highlighted area located on the First Floor of the Building as stated in Appendix I when all of the leases for Units A2a, A2b, B and C on the First Floor of the Building has commenced.

Early Termination

10.6 Provided that the Lessee has duly paid rent and other payments and observed and performed all the terms and conditions contained in this Lease, the Lessee shall have the right to terminate this Lease at any time by giving not less than six (6) calendar months' prior written notice ("Early Termination Notice") to the Lessor. Such Early Termination Notice shall be served on the Lessor between 1st March 2015 and 31st March 2015.

10.6.1 At the expiration of the Early Termination Notice, the Lessee shall deliver up vacant possession of the Premises pursuant to Clause 2.7 hereof and thereupon this Lease shall absolutely determine but without prejudice to the rights and remedies of either party against the other in respect of any antecedent claim or breach of any of the obligations contained herein.

10.6.2 If the Lessee terminates this Lease early for any reason and such early termination is accepted by the Lessor, then notwithstanding any conditions that may be imposed by the Lessor or any additional compensation required by the Lessor, the Lessee is required, to pay to the Lessor a sum of HK$1,000,000.00 as compensation for removal of the existing steel cockloft, steel hosts and steel floor finishes.

Making good

10.7 Without the Lessor's prior written approval, the Lessee shall not remove the partition wall of those units on the First Floor of the Building facing the carport driveway public area. Such approval may be granted subject to conditions. In any event, if the Lessee removes any partition walls in the said units, it agrees to re-instate the said partition wall to its original state and condition to the satisfaction of the Lessor and to make good any damage caused by such removal AND deliver up the same to the Lessor in good clean proper repair and condition upon expiration or sooner determination of this Lease at its sole costs and expenses.

Open Market Rent Review

10.8 The parties agree that there will be a rent review for the term commencing 1st September 2015. The revised rent (hereinafter called "Open Market Rent") shall be as agreed between the parties or in the absence of agreement, two (2) months before the commencement of the term, the Open Market Rent of the Premises will be determined in accordance with this clause 10.8 as follows: -

10.8.1 Either party may require an independent valuer (hereinafter called "the Valuer") to determine the open market rent as provided below:

(i) The Valuer may be nominated by agreement between the Lessor and the Lessee or in default of agreement between the Lessor and the Lessee appointed by the President for the time being of the Hong Kong Institute of Surveyors on the application of either party.

(ii) If the said President shall for any reason not be available or be unable to make such appointment at the time of application therefor the appointment may be made by the Vice President or next senior officer of the said Institute then available and able to make such appointment.

(iii) Notice in writing of his appointment shall be given by the Valuer to the Lessor and the Lessee inviting each to submit within a specified period (which shall not exceed two weeks) a valuation accompanied if desired by a statement of reasons.

(iv) The Valuer shall act as an expert and not as an arbitrator and the Valuer's decision shall be conclusive and binding on the parties.

10.8.2 The Valuer shall give notice in writing of his decision to the Lessor and the Lessee within two (2) months of his appointment or within such extended period as the Lessor and the Lessee may agree.

10.8.3 In determining the open market rent for the Premises the Valuer shall:-

(i) make the following assumptions:

(1) that no work has been carried out on the Premises by the Lessee its sublessee or their predecessors in title during the period from the commencement date of the Lease which has diminished the rental value of the Premises;

(2) that if the Premises have been destroyed or damaged they have been fully restored;

(3) that the agreements contained in this Lease on the part of the Lessee have been fully performed and observed;

(4) that the Premises are available for let by a willing lessor to a willing lessee by one (1) Lease without a premium being paid by either party and with vacant possession;

(5) that the Premises are ready for and fitted out and equipped for immediate occupation and use for the purpose or purposes required by the willing lessee referred to in sub-paragraph (i)(4) and that all the services required for such occupation and use are connected to the Premises;

(6) that the lease referred to in paragraph (i)(4) contains the same terms as this Lease except the amount of the rent and any rent free period allowed to the Lessee for fitting out the Premises for its occupation and use at the commencement of the Term;

(ii) and shall disregard the following matters:

(1) any effect on rent of the fact that the Lessee or its predecessors in title have been in occupation of the Premises;

(2) any goodwill attributable to the

Lessee's business;

(3) any increase in rental value of the Premises attributable to the existence of any improvement to the Premises carried out by the Lessee with consent where required otherwise than in pursuance of an obligation to the Lessor or its predecessors in title

Until the Open Market Rent have been determined in accordance with the above provisions, the Lessee shall pay to the Lessor on account of the Rent payable by the Lessee hereunder and within twenty-one (21) days of such determination, the Lessee shall pay to the Lessor any shortfall between the Open Market Rent and the payments made by the Lessee on account. The cost and expenses of the Valuer shall be borne by the parties hereto in equal shares.

10.8.4 Despite anything contained herein this Lease, the Valuer when determining the Open Market Rent shall :-

(i) assume that the use for the premises Unit G of the Ground Floor to be for light industrial purposes and not for purposes of parking loading and unloading spaces as set out in Part IV of the First Schedule in this Lease, and such assumption does permit the Lessee to change the permitted user of Unit G; and

(ii) also determine the Open Market Rent for the four (4) car parking spaces, any Signage installed by the Lessee and the 'Yellow' highlighted area as indicated in Appendix I as part of the Premises (the Valuer shall assume that the use for the said 'Yellow' highlighted area to be for light industrial purposes).

Handover

10.9 The Lessor will handover Units C and G (as defined hereinafter) to the Lessee on an "as is" condition and Unit A1, Unit A2a, Unit A2b, Unit B and Unit C (all as defined hereinafter) in the "condition and state" left by the existing tenants. The Lessor shall not be required by the Lessee at any stage make good repair redecorate paint the Premises.

10.9.1 The Lessee will not entitled to claim any damages abatement of rent in relation to the condition of the Premises.

THE FIRST SCHEDULE ABOVE REFERRED TO

PART I

Lessee : AUTO ITALIA LIMITED (快意汽車有限公司) whose registered office is situate at 90 Sung Wong Toi Road, Tokwawan, Kowloon, Hong Kong.

PART II

Premises : All Those Units C and G on the Ground Floor and Units A1, A2a, A2b, B & C on the First Floor and a total of 4 car parking spaces (being the 2 car parking spaces located on the First Floor being the entrance space of Unit A1 and 2 car parking spaces as designated by the Lessor from time to time on the First Floor) and the 'Yellow' highlighted area on the Plan annexed hereto and the Signage (if any pursuant to Clause 10.2(ii)) of the building known as KOON WAH MIRROR GROUP BUILDING, NO.2 YUEN SHUN CIRCUIT situate on All That piece or parcel of ground registered in the Sha Tin New Territories Land Registry as SHA TIN TOWN LOT NO.275 (which Units are shown and coloured Pink and marked "Unit C", "Unit G", "Unit A1", "Unit A2a", "Unit A2b", "Unit B" and "Unit C" on the Ground Floor Plan and 1st Floor Plan annexed hereto for identification purposes only).

PART III

Term :

(i) Ten years commencing on 1st September 2008 and expiring on 31st August 2018 (both days inclusive) in respect of Units C and G on Ground Floor (as defined hereinafter).

(ii) A fixed term commencing from the date as specified by the Lessor by notice in writing in accordance with Clause 10.4.1 and expiring on 31st August 2018 in

respect of Unit A1, Unit A2a, Unit A2b, Unit B and Unit C on First Floor (all as defined hereinafter).

(iii) A fixed term commencing from the date as specified by the Lessor by notice in writing in accordance with Clause 10.4.1 and expiring on 31st August 2018 in respect of the 2 car parking spaces located on the First Floor of the Building being the entrance space of Unit A1 on First Floor (all as defined hereinafter).

(iv) A fixed term commencing from the date as specified by the Lessor by notice in writing in accordance with Clause 10.4.1 and expiring on 31 August 2018 in respect of the 2 car parking spaces (as nominated by the Lessor from time to time) and the 'Yellow' highlighted area as indicated on the annexed plan located on the First Floor of the Building (all as defined hereinafter).

(v) A fixed term commencing from the date the Signage is erected pursuant to Clause 10.2(ii) and expiring on 31 August 2018 in respect of the Signage (if any).

PART IV

User : The Premises of Unit C on the Ground Floor and Units A1, A2a, A2b, B & C on the First Floor of the Building shall not be used for any purpose other than light industrial purposes only and the Premises of Unit G on the Ground Floor of the Building shall not be used for any purpose other than parking loading and unloading space purpose only.

The four (4) car parking spaces on the First Floor of the Building shall not be used for any purpose other than for parking of vehicles, loading and unloading space.

The 'Yellow' highlighted area on the First Floor of the Building shall not be used for any purpose other than for light industrial purposes only.

Signage (if any) installed by the Lessee shall be for brand recognition only (subject to Lessor's prior written approval).

THE SECOND SCHEDULE ABOVE REFERRED TO

PART I

RENT

Units C and G on the Ground Floor of the Building ("Units C and G")

From 1st September 2008 to 31st August 2012	:	HK$365,000.00 per month
From 1st September 2012 to 31st August 2015	:	HK$408,800.00 per month
From 1st September 2015 to 31st August 2018	:	open market rent pursuant to Clause 10.8

Unit A1 on the First Floor of the Building ("Unit A1")

From the date as specified by the Lessor by notice in writing in accordance with Clause 10.4.1 to 31st August 2012	:	HK$97,200.00 per month
From 1st September 2012 to 31st August 2015	:	HK$108,800.00 per month
From 1st September 2015 to 31st August 2018	:	open market rent pursuant to Clause 10.8

Unit A2a on the First Floor of the Building ("Unit A2a")

From the date as specified by the Lessor by notice in writing in accordance with Clause 10.4.1 to 31st August 2012	:	HK$54,100.00 per month
From 1st September 2012 to 31st August 2015	:	HK$60,600.00 per month
From 1st September 2015 to 31st August 2018	:	open market rent pursuant to Clause 10.8

Unit A2b on the First Floor of the Building ("Unit A2b")

From the date as specified by the Lessor by notice in writing in accordance with Clause 10.4.1 to 31st August 2012	:	HK$27,300.00 per month
From 1st September 2012 to 31st August 2015	:	HK$30,600.00 per month

From 1st September 2015 to 31st August 2018	:	open market rent pursuant to Clause 10.8

Unit B on the First Floor of the Building ("Unit B")

From the date as specified by the Lessor by notice in writing in accordance with Clause 10.4.1 to 31st August 2012	:	HK$225,500.00 per month
From 1st September 2012 to 31st August 2015	:	HK$252,600.00 per month
From 1st September 2015 to 31st August 2018	:	open market rent pursuant to Clause 10.8

Unit C on the First Floor of the Building ("Unit C")

From the date as specified by the Lessor by notice in writing in accordance with Clause 10.4.1 to 31st August 2012	:	HK$110,900.00 per month
From 1st September 2012 to 31st August 2015	:	HK$124,200.00 per month
From 1st September 2015 to 31st August 2018	:	open market rent pursuant to Clause 10.8

(all the above rent are exclusive of Government Rent, Rates, Service Charges and other outgoings).

Two (2) car parking spaces located outside Unit A1

From the date as specified by the Lessor by notice in writing in accordance with Clause 10.5 to 31st August 2012	:	HK$ Nil per month
From 1st September 2012 to 31st August 2015	:	HK$ Nil per month
From 1st September 2015 to 31st August 2018	:	open market rent pursuant to Clause 10.8

(all the above rent are exclusive of Government Rent, Rates, Service Charges and other outgoings).

Two (2) car parking spaces and the 'Yellow' highlight area located on the First Floor of the Building

From the date as specified by the Lessor by notice in writing in accordance with Clause 10.5 to 31st August 2012	:	HK$ Nil per month
From 1st September 2012 to 31st August 2015	:	HK$ Nil per month
From 1st September 2015 to 31st August 2018	:	open market rent pursuant to Clause 10.8

(all the above rent are exclusive of Government Rent, Rates, Service Charges and other outgoings).

Signage (if any pursuant to Clause 10.2(i))

From the date the Signage (if any) is installed to 31st August 2012	:	HK$ Nil per month
From 1st September 2012 to 31st August 2015	:	HK$ Nil per month
From 1st September 2015 to 31st August 2018	:	open market rent pursuant to Clause 10.8

(all the above rent are exclusive of Government Rent, Rates, Service Charges and other outgoings).

Rent Free Period

Units C and G on Ground Floor of the Building

Notwithstanding anything hereinbefore written, the Lessee shall be entitled, for a period of 90 days from 1st September 2008 to 29 November 2008, to occupy the said Units C and G free of rent. Provided that during the said rent free period, all the Government Rent, Rates, Service Charges and other outgoings payable in respect of the said Units C and G shall be borne by the Lessee absolutely. The said rent free period will only be granted by the Lessor if the tenancy is still subsisting and has not yet been terminated on the commencement date of the relevant rent free period.

Each units on First Floor of the Building

Notwithstanding anything hereinbefore written, the Lessee shall be entitled to occupy each of the said units on First Floor of the Building for a Rent Free Period as follows :-

Rent Free Period for each of the said unit (in terms of number of days) = 90 days x occupation period (in terms of number of days from the lease commencement date of each of the said units up to 31st August 2012 (both days inclusive)) ÷ 1460 (rounded down to the nearest integer)

Provided that during the Rent Free Period(s), all the Government Rent, Rates, Service Charges and other outgoings payable in respect of the said each of units shall be borne by the Lessee absolutely. The Rent Free Period(s) will only be granted by the Lessor if the tenancy is still subsisting and has not yet been terminated on the commencement date of the relevant Rent Free Period(s).

PART II

SERVICE CHARGES

Units C and G

HK$22,350.00 per calendar month subject to increase as provided in Clause 2.1.2.

Unit A1

HK$9,250.00 per calendar month subject to increase as provided in Clause 2.1.2.

Unit A2a

HK$5,150.00 per calendar month subject to increase as provided in Clause 2.1.2.

Unit A2b

HK$2,600.00 per calendar month subject to increase as provided in Clause 2.1.2.

Unit B

HK$21,450.00 per calendar month subject to increase as provided in Clause 2.1.2.

Unit C

HK$10,550.00 per calendar month subject to increase as provided in Clause 2.1.2.

Four (4) car parking spaces and the 'Yellow' highlighted area.

HK$ Nil per calendar month up until 31 August 2015 and thereafter will be subject to increase as provided in Clause 2.1.2.

Signage

HK$ Nil per calendar month up until 31 August 2015 and thereafter will be subject to increase as provided in Clause 2.1.2.

PART III

RATES

Units C and G

HK$46,200.00 per quarter subject to increase as provided in Clause 2.1.6.

Unit A1

HK$10,200.00 per quarter subject to increase as provided in Clause 2.1.6.

Unit A2a

HK$5,700.00 per quarter subject to increase as provided in Clause 2.1.6.

Unit A2b

HK$2,850.00 per quarter subject to increase as provided in Clause 2.1.6.

Unit B

HK$23,610.00 per quarter subject to increase as provided in Clause 2.1.6.

Unit C

HK$11,640.00 per quarter subject to increase as provided in Clause 2.1.6.

Four (4) car parking spaces and the 'Yellow' highlighted area.

HK$ Nil per calendar month up until 31 August 2015 and thereafter will be subject to increase as provided in Clause 2.1.2.

Signage

HK$ Nil per calendar month up until 31 August 2015 and thereafter will be subject to increase as provided in Clause 2.1.2.

GOVERNMENT RENT

Units C and G

HK$27,720.00 per quarter subject to increase as provided in Clause 2.1.6.

Unit A1

HK$6,120.00 per quarter subject to increase as provided in Clause 2.1.6.

Unit A2a

HK$3,420.00 per quarter subject to increase as provided in Clause 2.1.6.

Unit A2b

HK$1,710.00 per quarter subject to increase as provided in Clause 2.1.6.

Unit B

HK$14,160.00 per quarter subject to increase as provided in Clause 2.1.6.

Unit C

HK$6,990.00 per quarter subject to increase as provided in Clause 2.1.6.

Four (4) car parking spaces and the 'Yellow' highlighted area.

HK$ Nil per calendar month up until 31 August 2015 and thereafter will be subject to increase as provided in Clause 2.1.2.

Signage

HK$ Nil per calendar month up until 31 August 2015 and thereafter will be subject to increase as provided in Clause 2.1.2.

IN WITNESS whereof the said parties have executed this Lease the day and year first above written.

SEALED with the Common Seal)
of the Lessor and SIGNED by)
Hui Kam Wa and)
Hui Kam Wing)
)
whose signature(s) is/are verified by:)

SEALED with the Common Seal)
of the Lessee and SIGNED by)
Mr. Tik Tung WONG, director,)
)
)
in the presence of:)

Lee Yuet Wan

RECEIVED on or before the day and year first above written of and from the Lessee the sum of HONG KONG DOLLARS ONE MILLION THREE HUNDRED THIRTY EIGHT THOUSAND NINE HUNDRED AND SEVENTY ONLY being the deposit for Units C and G on the Ground Floor of the Building.) HK$1,338,970.00

For and on behalf of
冠 藝 有 限 公 司
KOON NGAI COMPANY LIMITED
Authorized Signature

Annexure I

S.T.T.L. 275

NOTES: THIS PLAN IS FOR IDENTIFICATION PURPOSE ONLY. REFERENCE SHOULD BE MADE TO BUILDING AUTHORITY'S APPROVED PLANS.



YUEH SHUN CIRCUIT
NGAU PEI SHA ST.
YUEH OH ST.
S.T.T.L. 275

BLOCK PLAN

SCALE 1 : 2000



20 800
13 600
27 200
13 600
20 800
B.L. 76.51 m
B.L. 15.53 m
B.L. 10.61 m
B.L. 47.36 m
B.L. 95.20 m
WORKSHOP
Unit C
Unit G
CONSUMER SWITCH RM.
TRANSFORMER RM.
TRANS-FORMER RM.
EMER. GEN. RM.
YARD
STORE
LIFT LOB.
RAMP UP DRIVE WAY
RUN IN/OUT
F.S. CONTROL RM.

GRD FL. PLAN

SCALE 1 : 500

FOR REFERENCE ONLY DRAWING NOT TO SCALE

Appendix I

S.T.T.L. 275

FOR REFERENCE ONLY-
DRAWING NOT TO SCALE

NOTES: THIS PLAN IS FOR IDENTIFICATION PURPOSE ONLY. REFERENCE SHOULD BE MADE TO BUILDING AUTHORITY'S APPROVED PLANS.


YUEN SHUN CIRCUIT
NGAU PEI SHA ST.
YUEN ON ST.
S.T.T.L. 275

BLOCK PLAN

SCALE 1:2000


CANOPY
Unit A1
Unit A2a
Unit A2b
WORKSHOP
Unit B
Unit C
Yellow
LOADING & UN-LOADING AREA
CAR PORT
STORE
RAMP UP DRIVE WAY

1ST FL. PLAN

SCALE 1:500

APPENDIX II

OF

OFFER TO RENT DATED 8TH AUGUST 2008

IN RESPECT OF

Units C and G on the Ground Floor and Units A1, A2a, A2b, B & C on the 1st Floor of Koon Wah Mirror Group Building, No. 2 Yuen Shun circuit, Yuen Chau Kok, Shatin, New Territories.

Competitors' or brands of the Tenant :	
Aston Martin	Maybach
Audi	Mazda
Bentley	Mercedes-Benz (inc. AMG)
BMW	Mini
Honda	Nissan
Jaguar	Pagani
Lamborghini	Porsche
Lexus	Rolls-Royce
Lotus	Volkswagon
	Volvo

KOON WAH MIRROR GROUP BUILDING

NO. 2 Yuen Shun Circuit

Floor	Unit	Rent (HK$) - tenancy term upto (15/8/2012)	Rent (HK$) - tenancy term(from16/8/2012 to 15/8/2015)	Management Fee / per month (HK$) (subject to adjustment)	Rates / per quarter (HK$) (subject to adjustment)	Government Rent / per quarter (HK$) (subject to adjustment)	Deposit consists 3 months' rental and mgt.fee, rates and goverment rent
1	A1	97,200	108,800	9,250	10,200	6,120	$335,670
	A2a	54,100	60,600	5,150	5,700	3,420	$186,870
	A2b	27,300	30,600	2,600	2,850	1,710	$94,260
	B	225,500	252,600	21,450	23,610	14,160	$778,620
	C	110,900	124,200	10,550	11,640	6,990	$382,980
	Total:	515,000	576,800	49,000	54,000	32,400	$1,778,400

Prepared By: Sunny Wan & Anna Ho

Dated : 28th July 2008